UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   French, Horace E.
   2628 High Street


   Conyers, GA  30207
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   11/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Technology Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                       2)Trans-   3.Trans-   4.Securities Acquired(A)   5)Amount of    6)Owner-       7)Nature of
                                            action     action      or Disposed of (D)       Securities      ship            Indirect
                                            Date        Code                                Beneficially  Form: Direct   Beneficial
                                            (Month/   -------- ---------------------------  Owned at      (D) or        Ownership
                                            Day/Year)                    A or               End of Month  Indirect (I)
                                                      Code   V  Amount     D    Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share   11/21/00    S        1,500.00   D      $7.7500                  D              Direct
Common Stock, par value $0.01 per share   11/21/00    S          500.00   D      $7.8750                  D              Direct
Common Stock, par value $0.01 per share   11/21/00    S        2,000.00   D      $7.6875                  D              Direct
Common Stock, par value $0.01 per share   11/22/00    S        1,953.00   D      $7.3750                  D              Direct
Common Stock, par value $0.01 per share   11/22/00    S        2,000.00   D      $7.4375   127,786.00     D              Direct

                                                                    1


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative                     -------   -----------------------     --------------------------------
                               Security                       Code  V   A                D          Date Exercisable Date Expiration
------------------------------------------------------------------------------------------------------------------------------------



Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          7)Title and Amount      8)Price     9)Number of          10)Ownership                 11)Nature of
Security                         of Underlying         of Deri-      Derivative            Form of                      Indirect
                                  Securities            vative       Securities            Derivative                   Beneficial
                               -------------------     Security      Beneficially          Security-                    Ownership
                                         Amount or                   Owned at              Direct (D) or
                                         Number of                   End of Month          Indirect (I)
                  -            Title      Shares
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

-
Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Horace E. French
DATE 12/06/00